Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF MARCH 31, 2012

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER, LORI R. FIFE 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 30, 2012

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	13
Management’s Discussion and Analysis:	15
1. Introductory Notes	16
2. Highlights	17
3. Investments and Expenditures	20
4. Asset Sales, Restructurings and Other	21
5. Claims Update	23
6. Litigation Update	25
7. Costs and Expenses	29
8. Appendix A — Glossary of Terms	30

Accompanying Schedules:
Financial Instruments Summary and Activity	31
Commercial Real Estate — By Product Type	32
Commercial Real Estate — By Property Type and Region	33
Loan Portfolio by Maturity Date and Residential Real Estate	34
Private Equity / Principal Investments by Legal Entity and Product Type	35
Derivatives Assets and Liabilities	36
Unfunded Lending and Private Equity / Principal Investments Commitments	37

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”). On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company, www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please provide questions in clear language with document references, and email to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF MARCH 31, 2012

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2012+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Third Amended Joint Chapter 11 Plan (as supplemented, amended or modified) (the “Plan”) and related Disclosure Statement (the “Disclosure Statement”), each dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The account balances, e.g. Financial Instruments and Due from Affiliates, in the Balance Sheets do not reflect estimated realizable values as disclosed in the 2012+ Cash Flow Estimates and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets as of March 31, 2012, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Restricted cash balances as of March 31, 2012 were comprised of the following items:

					Other
	Debtors				Controlled
$ in millions	LBHI	LBSF	LCPI	Other	Entities	March 31, 2012
Disputed unsecured claims	$ 1,202	$1,704	$107	$1,408	$ -	$ 4,421
Priority tax claims	2,828	117	-	4	-	2,949
Other (1)	2,224	255	305	154	-	2,938
Total claims’ distribution (anticipated) reserves	6,254	2,076	412	1,565	-	10,307

Citigroup and HSBC (2)	2,043	-	-	-	-	2,043
Woodlands and LB Bancorp (3)	-	-	-	-	523	523
Other (4)	303	76	29	52	47	508
Total	$ 8,600	$2,152	$441	$1,618	$ 570	$ 13,381

(1)

Other includes: (i) reserves for distributions for allowed claims not yet remitted to claimants and (ii) reserves for secured, administrative, priority and convenience claims and excludes provisions for operating expenses, asset preservation and provisions for other commitments (e.g. unfunded loans or anticipated investments).

(2)

Cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($36 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of March 31, 2012, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation with Citigroup regarding these deposits and accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future balance sheets.

(3)

Cash related to: (i) Woodlands Commercial Corporation ($488mm) subject to resolution of Aurora’s disposition and a release from the regulators and (ii) its parent company, LB Bancorp ($35 million), a Bank Holding Company.

(4)

Other includes: (i) $126 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $114 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $76 million for cash collected by LBSF on derivatives trades which collateralize notes, and is payable to collateralized noteholders, (iv) $67 million related to LBHI and LCPI net collections since September 14, 2008 on assets reported on the books of LBHI and LCPI related to Intercompany-Only Repurchase transactions (as defined below), (v) $47 million related to cash received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), to secure certain contingent liabilities, after the transfer of $1.2 billion from LBHI to LCPI in March 2012, and (vi) $78 million related to other cash required to be restricted by various agreements.

Pursuant to paragraph 6(b) of the CDA (defined below), LBHI and LCPI each agreed to make a deposit, in an amount it agreed to in good faith with JPMorgan, before making a general distribution of its assets under a Chapter 11 plan. In April 2012, pursuant to such agreements LBHI and LCPI deposited $367 million and $6 million, respectively, related to, but not limited to, contingent letters of credit exposures, clearance exposures, and derivative exposures. LBHI and LCPI deposited their respective amounts into separate pledged interest-earning cash collateral accounts, pending resolution of these items.

Cash Seized

Subsequent to the Commencement Date, approximately $500 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors and corresponding guarantee claims against LBHI. On October 19, 2011, the Bankruptcy Court approved a settlement agreement with BOA which provides, among other things, for BOA to release approximately $356 million (plus interest of approximately $22 million) (the “Turnover Amount”) of these seized funds to LBHI, which was received by the Company in April 2012. The Turnover Amount was not reflected as a receivable in the Balance Sheets. Pursuant to the settlement, BOA has set off the remaining amount of the seized funds, approximately $145 million, against its claims against LBHI.

Subrogated Receivables from Affiliates and Third Parties - JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $8.6 billion (the “Subrogated Receivables”), comprised primarily of $6.4 billion from LBI and $1.7 billion from LBSF.

The Transferred Collateral (including the RACERS Notes) consists of securities that are illiquid in nature and where prices are not readily available. The estimated fair value of a portion of the Transferred Collateral (excluding the RACERS Notes and the Securitization Instruments, defined below) for which the Company was able to obtain a value as of March 31, 2012, including restricted cash of approximately $13 million, totaled approximately $193 million. Approximately $145 million of cash collected on certain Transferred Collateral was applied to the LBI subrogated receivable as of March 31, 2012. The ultimate recovery on the Subrogated Receivables will be determined by a number of factors including the distribution percentage to unsecured creditors of LBI, LBSF and LCPI, the resolution of the JPM derivatives claim asserted against LBSF and LBHI and the proceeds from the Transferred Collateral. It is likely that the ultimate recoveries will be substantially less than the total Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $157 million of inventory positions as of March 31, 2012 in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Spruce, and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of March 31, 2012, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests.

The Company has estimated the value of the Securitization Instruments at March 31, 2012 to be approximately $913 million ($387 million owned by LBHI (including $96 million of allocated cash) and $526 million owned by LCPI), of which $620 million of the total amount is held by LBHI and is subject to provisions under the JPM CDA. The Securitization Instruments are collateralized by collected cash, a claim against a Non-Controlled Affiliate (Kingfisher), and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of March 31, 2012, of $339 million, $106 million, and $468 million, respectively.

Pursuant to multiple Bankruptcy Court orders entered in the Chapter 11 cases, certain of the Company entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected in “Secured Receivables from Controlled Affiliates and other assets” on the Company’s Balance Sheets. Refer to previous hedging reports filed with the Bankruptcy Court.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The commercial real estate portfolio was valued as of December 31, 2011 adjusted for cash activity from January 1, 2012 to March 31, 2012 except for the Company’s Archstone Trust (“Archstone”) position, a privately-held owner, operator, and developer of multifamily apartment properties which is valued as of March 31, 2012. The Company increased the expected future proceeds from its Archstone position as a result of achieving full ownership and control of Archstone, through newly created legal entities and the Company’s enhanced ability to execute on its business plan to monetize its ownership interest. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider broker’s opinions of value and third party appraisals.

As of March 31, 2012, the commercial real estate assets securing SASCO 2008-C-2, LLC (“SASCO”, a Debtor-Controlled entity) are reflected on LCPI ($1.6 billion), LBHI ($291 million), and SASCO’s ($389 million) Balance Sheets. SASCO has recorded secured receivables for approximately $1.6 billion and $291 million from LCPI and LBHI, respectively. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and common interests for approximately $992 million and $1,300 million, respectively, reflected in “Investments in Affiliates”. SASCO’s assets and liabilities are reflected in the Debtor-Controlled Entities Balance Sheets.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations and valuation models utilizing discounted future cash flow estimates.

Under an agreement (approved by the Bankruptcy Court) with an asset manager, effective September 1, 2011 (the “Asset Management Agreement”), the Company engaged the manager for various activities including: (i) provide active portfolio management with respect to the commercial loans portfolio and (ii) reduce and monitor unfunded commitments and letter of credit exposures. As of March 31, 2012 loans of approximately $2.2 billion in fair value were subject to the Asset Management Agreement.

During the second quarter of 2012 the Debtors have sold commercial loans for approximately $116 million and collected principal paydowns of approximately $627 million.

As of July 1, 2012 the Company engaged a new asset manager to manage the loan portfolio.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

On December 14, 2011, the Bankruptcy Court authorized the Company to sell its interests in Neuberger Berman Group (“NBG”) to NBG and its employees upon certain terms and conditions. On March 4, 2012, the Company and NBG entered into a redemption agreement and amended the NBG operating agreement (in each case, on terms consistent with the approved motion) to provide for (i) the redemption by NBG of the Company’s preferred equity stake and (ii) the redemption of its 48% common equity stake in NBG by no later than April 30, 2017, including redemption of up to 10% of NBG’s common equity to be committed to in 2012. The common equity redemptions may be funded through excess cash flow payments, employee deferred compensation and out-of-pocket funds and, in certain circumstances, debt. On March 16, 2012, NBG secured financing and redeemed in full the preferred equity held by the Company with a face value of $814 million, plus a Special Return of 2.5% and accrued preferred return from January 1, 2012 for a total amount of $851 million. The investment in NBG is recorded at $287 million, reflecting its common equity investments unchanged from December 31, 2011. The NBG common equity interests are held by LBHI ($74 million) and by several Debtor-Controlled entities ($213 million).

Derivatives Assets and Derivatives Liabilities

Derivative assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, and structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (v) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivative claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and in most cases, agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims include (i) claims by JPM subsequently subrogated to LBHI under the CDA and (ii) LBSF’s obligations under the RACERS Swaps.

Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities

Investments in Controlled Entities reflect the investment in LBHI’s wholly-owned indirect subsidiary Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) on an equity basis in the amount of $514 million, reflecting the reduction in estimated value for the assets held for sale by Aurora. In June 2012 the Company sold substantially all of Aurora to a third party investor. Following the closing of its insured deposit portfolio, Aurora will continue to exist as a federal savings bank as it seeks to comply with the terms of a consent order it entered into along with thirteen other regulated institutions in April 2011. The investment in Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets as amounts ultimately realized may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

As reported in Aurora’s December 31, 2011 Consolidated Financial Statements, the Department of Justice, other federal regulators and 49 state attorneys general, on February 9, 2012 announced settlement agreements with respect to the resolution of claims regarding certain foreclosure practices with five of the fourteen largest mortgage servicers. Aurora was not a party to those agreements. It is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora relating to these foreclosure practices. In addition, on April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent decrees with all fourteen servicers, including Aurora (the “April Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and requires a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 for compliance with specified local, state and federal requirements. Aurora has neither admitted nor denied the OTS’ findings. Aurora is unable to reasonably estimate the possible loss or range of loss arising from compliance with the requirements of the April Consent Order or claims that may arise from the mortgage foreclosure practices.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount.

Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. The Company has, on a multiple occasions, met with representatives of LBI related to this and other topics. In the event that a valuation or settlement reflects a positive value, adjustments, which may be material, will be reflected in future balance sheets. On February 28, 2012 the Company and James W. Giddens, Trustee for the SIPA liquidation of LBI, announced that an agreement in principle has been reached to resolve all claims among their respective entities and that the agreement in principle is subject to documentation and various approvals, including by the Bankruptcy Court. No details about the agreement were made available with the announcement. There is no assurance that an agreement among the parties will be consummated.

Secured Receivables from Controlled Affiliates and Other Assets

Secured Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) secured receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory, and administrative expense allocations totaling approximately $6.6 billion (primarily LCPI $2.1 billion, LBHI $1.6 billion, and SASCO for $1.9 billion), with the corresponding liability in Secured Payables to Controlled Affiliates and Other Liabilities and (ii) other assets totaling approximately $1.4 billion.

The following table summarizes the main components of Other Assets:

$ in millions	March 31, 2012
Derivative Hedges	$ 367
Receivables from Fenway (1)	230
Receivables from non-controlled broker dealers (2)	201
Receivables for unsettled sales of loans at quarter-end	198
Foreign Asset-Backed Securities and other	360
Total	$ 1,356

(1)	Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Plan.

(2)	Receivables for proceeds from inventory positions sold, but not in the possession of the Company.

Administrative expenses allocation related to obligations for certain administrative services and bankruptcy related costs incurred through March 31, 2012 have been allocated to significant Debtor and Debtor-Controlled Entities. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are identified as asset class support costs, but not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class (for derivatives balances only, utilizing recoveries and claims amounts). Indirect Costs are generally for the overall management of the Company and/or cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs (e.g. key vendors providing holding company and bankruptcy-related services and the Company support staff compensation) are initially allocated at 30% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class. The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future balance sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against allocation of administrative costs. As a result, LBSF’s allocated costs shall be offset against this credit starting with the fourth quarter of 2011. For further information of the Debtor Allocation Agreement, refer to Article VI of the Plan. The Debtor Allocation Agreement also provides that the expenses of the administration of the assets and liabilities of the Company shall be allocated by the Plan Administrator pursuant to one or more agreements that are effectuated subsequent to the Effective Date and that are approved by the respective boards of directors or managers of the relevant Company entities. The Plan Administrator has not yet proposed agreements concerning such allocations and presented the same to the applicable boards of directors.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another subject to a Cash Management Order approved by the Bankruptcy Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims against LBHI for this cash.

Encumbered Inventory - Intercompany-Only Repurchase Transactions, RACERS and Fenway

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. Underlying assets related to Intercompany-Only Repurchase Transactions, RACERS (“Racers Assets”) and Fenway (“Fenway Assets” together with the Racers Assets and the Intercompany-Only Repurchase Transactions, collectively “Affected Assets”) were not transferred and were reflected on the Balance Sheets of the originating entity with a corresponding secured payable to LCPI or LBHI.

The Balance Sheets as of December 31, 2011 reflected the alignment of legal title and beneficial ownership for certain of the Affected Assets. However, certain assets have not been transferred as of March 31, 2012, where in some cases, the legal ownership is required to be maintained by the originating entity under various legal agreements, and therefore remain encumbered on the Balance Sheet of the originating entity with a corresponding secured payable to LCPI or LBHI. Approximately $175 million of assets on the Balance Sheet of LBHI are encumbered to LCPI primarily related to residential loans. Approximately $26 million of assets on the Balance Sheet of LCPI are encumbered to LBHI primarily related to Commercial Real Estate Assets and approximately $151 million of assets at ALI are encumbered to LCPI primarily related to Commercial Real Estate Assets.

Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors ($23.7 billion) and Non-Controlled Affiliates ($2.7 billion). Due from Affiliates includes affiliate guarantee receivables of approximately $919 million.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Secured Payables to Controlled Affiliates and Other Liabilities

Secured Payables to Controlled Affiliates and Others Liabilities reflects: (i) secured payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $6.6 billion (primarily LCPI $2.1 billion, LBHI $1.8 billion, and the Archstone acquisition entities $1.3 billion) with the corresponding receivables in Secured Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $550 million.

The following table summarizes the main components of Other Liabilities:

$ in millions	March 31, 2012
Accruals for professional fees	$105
Accruals for compensation (bonuses and severance)	47
Accruals for miscellaneous taxes	33
Misdirected wires and other (1)	365
Total	$550

(1)	A portion of the balance is currently under review to determine the nature of the claims among secured, administrative and unsecured claims.

Taxes Payable

As of March 31, 2012, the Company has recorded an estimate of approximately $1.55 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. Although LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.0 billion) it has not recorded a reserve for expected realization or collectability.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/ adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s prepetition taxable years; however, significant issues remain in dispute and continue to be the subject of negotiation or litigation. Most, but not all, of the issues covered by the interim settlement were reflected by the IRS in its claim when filed. The IRS’s claim also does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of March 31, 2012, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $700 million. Of this amount, approximately $627 million is attributable to New York City. The remaining approximately $70 million is attributable to the remaining claims. On April 20, 2011, the Debtors entered into a settlement agreement with New York State for a cash payment amount of $144.1 million, which settlement agreement was approved by the Bankruptcy Court on May 18, 2011. Pursuant to the Bankruptcy Court’s order, payment has since been made and the rights of the Debtors and the other Lehman Affiliates to challenge the allocation of such payment have been reserved. This payment has satisfied the New York State claim representing tax years under audit for periods prior to the Commencement Date. The Debtors are also actively engaged in a resolution process with New York City and have made considerable progress. The Debtors currently believe that the New York City Priority Tax Claims will ultimately be settled for less than the $627 million claimed amount; however, the Debtors have established a cash reserve to cover the claim amount.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Liabilities Subject to Compromise

Liabilities Subject to Compromise as of March 31, 2012 have been estimated at $358 billion based on Exhibit 6 of the Disclosure Statement (“Exhibit 6”).

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through March 31, 2012, the Debtors have allowed approximately $303 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. In doing so, it has determined that its current estimates of Liabilities Subject to Compromise for each of the Debtors have not had a material change for any specific Debtor, in the aggregate, as compared to Exhibit 6 although the composition of those claims may have changed as compared to the categories listed and estimated on Exhibit 6. As an example, although LBHI has made significant progress in reducing estimated allowed claims in many of the categories listed in Exhibit 6, it has also recognized an

Affiliate claim related to LB RE Financing No. 2 Ltd of $6.8 billion disclosed in the Plan Supplement that was not estimated in Exhibit 6. As such, Liabilities Subject to Compromise for LBHI have been estimated at $270 billion based on Exhibit 6.

The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including claims’ settlements, distributions, Bankruptcy Court decisions, etc. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On March 6, 2012 the Debtors announced the occurrence of the Effective Date of their Plan and emergence from Chapter 11. The Debtors commenced the first distribution to creditors on April 17, 2012 of approximately $22.5 billion (including approximately $8 billion distributed to other Debtors or Debtor-Controlled Entities within the Company). The distribution was made to record holders of claims as of March 18, 2012.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2012

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (3)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (2)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$3,774	$7,397	$1,452	$299	$116	$260	$98	$5,227	$-	$7	$18,630	$2,029	$20,659

Cash and short-term investments pledged or restricted	8,600	2,152	475	428	138	226	297	441	7	46	12,811	570	13,381

Financial instruments and other inventory positions:
Commercial Real estate	844	0	-	-	-	-	-	3,855	589	14	5,302	4,280	9,582
Loans and Residential Real Estate	469	13	-	-	-	-	-	1,779	-	-	2,260	244	2,505
Principal investments	532	0	-	-	-	-	-	525	-	-	1,057	3,780	4,837
Derivatives and other contractual agreements	-	2,378	78	181	104	33	5	9	-	25	2,814	32	2,846

Total Financial instruments and other inventory positions	1,845	2,391	78	181	104	33	5	6,168	589	39	11,433	8,336	19,769

Subrogated Receivables from Affiliates and Third Parties	8,567	-	-	-	-	-	-	-	-	-	8,567	-	8,567

Secured Receivables from Controlled Affiliates and other assets	1,989	639	7	12	1	8	2	2,381	(0)	1	5,041	2,963	8,004

Investments in Affiliates	(39,013)	296	(0)	-	-	-	-	1,888	-	(123)	(36,952)	(37,257)	(74,209)

Due from Affiliates:
Controlled Affiliates	62,331	1,821	416	22	-	0	2	7,262	0	909	72,763	9,907	82,670
Non-Controlled Affiliates	45,530	4,460	1,800	1,437	1,298	0	0	338	-	96	54,961	5,688	60,649

Total Due from Affiliates	107,861	6,281	2,217	1,459	1,298	0	2	7,600	0	1,005	127,724	15,596	143,320

Total Assets	$93,624	$19,157	$4,229	$2,380	$1,658	$526	$403	$23,705	$596	$976	$147,254	$(7,763)	$139,491

Liabilities and stockholders’ equity
Liabilities
Secured Payables to Controlled Affiliates and other liabilities	$2,133	$2	$1	$0	$-	$-	$-	$2,163	$286	$2	$4,585	$2,613	$7,198

Due to Affiliates	2	0	-	-	-	-	-	0	0	-	2	26,433	26,435

Secured Claims Payable to Third Parties	2,037	102	-	-	-	-	-	-	-	-	2,139	-	2,139

Taxes Payable	1,035	9	-	3	-	-	-	35	-	1	1,083	467	1,550

Liabilities Subject to Compromise	269,640	47,617	3,906	1,864	1,207	265	199	30,717	593	2,027	358,035	0	358,035

Total Liabilities	274,846	47,730	3,907	1,867	1,207	265	199	32,915	879	2,030	365,844	29,514	395,357

Stockholders’ Equity	(181,222)	(28,573)	322	513	451	261	204	(9,210)	(283)	(1,054)	(218,590)	(37,276)	(255,866)

Total Liabilities and Stockholders’ Equity	$93,624	$19,157	$4,229	$2,380	$1,658	$526	$403	$23,705	$596	$976	$147,254	$(7,763)	$139,491

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.
(2)	Only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.
(3)	Certain other debtor’s balance sheets presented on the following page.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of March 31, 2012 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$3	$0	$1	$(0)	$0	$-	$-	$(0)	$3	$-	$-	$(0)	$0	$7

Cash and short-term investments pledged or restricted	-	21	3	5	-	-	2	2	-	14	-	-	-	-	46

Financial instruments and other inventory positions:
Commercial Real Estate	-	-	-	-	-	-	-	5	-	-	-	-	9	-	14
Loans and Residential Real Estate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Principal investments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Derivatives and other contractual agreements	-	-	-	-	-	-	-	-	-	-	-	-	-	25	25

Total Financial instruments and other inventory positions	-	-	-	-	-	-	-	5	-	-	-	-	9	25	39

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Secured Receivables from Controlled Affiliates and other assets	0	-	-	-	-	-	-	1	0	-	-	0	-	-	1

Investments in Affiliates	-	-	-	-	-	-	(123)	-	-	-	-	-	-	-	(123)

Due from Affiliates:
Controlled Affiliates	194	-	0	0	613	-	58	-	-	2	-	-	-	42	909
Non-Controlled Affiliates	2	-	-	-	8	9	-	-	-	-	-	-	-	78	96

Total Due from Affiliates	196	-	0	0	621	9	58	-	-	2	-	-	-	119	1,005

Total Assets	$196	$24	$3	$6	$621	$9	$(63)	$8	$0	$19	$-	$0	$9	$145	$976

Liabilities and stockholders’ equity
Liabilities
Secured Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2

Due to Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Taxes Payable	-	-	-	-	1	-	-	-	-	-	-	-	-	-	1

Liabilities Subject to Compromise	48	23	8	9	1,533	3	-	6	40	14	8	10	0	324	2,027

Total Liabilities	48	24	8	9	1,534	3	0	6	40	14	8	10	0	324	2,030

Stockholders’ Equity	148	0	(5)	(4)	(913)	6	(63)	1	(40)	5	(8)	(10)	9	(180)	(1,054)

Total Liabilities and Stockholders’ Equity	$196	$24	$3	$6	$621	$9	$(63)	$8	$0	$19	$-	$0	$9	$145	$976

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

	CONTENTS
1.	Introductory Notes	16

2.	Highlights — Section 15.6(b)(ii)(A)	17
	2.1. Trends and Uncertainties
	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures — Section 15.6(b)(ii)(B)	20

4.	Asset Sales, Restructurings and Other — Section 15.6(b)(ii)(C)	21

5.	Claims Update — Section 15.6(b)(ii)(D)	23
	5.1. Claims Reconciliation and Resolution Update
	5.2. Significant Claims Settlements

6.	Litigation Update — Section 15.6(b)(ii)(E)	25

7.	Costs and Expenses — Section 15.6(b)(ii)(F)	29

8.	Appendix A — Glossary of Terms	30

Section references above are to the Plan.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the recently released 2012+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

The Company has recently reviewed its portfolio, various receivables, investments and miscellaneous assets and reflected an updated outlook of estimated monetizations in a report filed on July 25, 2012, entitled 2012+ Cash Flow Estimates.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

The Company continues to pursue the objective of value maximization and prompt cash distributions to creditors through the execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company is expecting to make semi-annual distributions to creditors, and the Company is focused on optimizing the cash available for these distributions.

During the quarter ended March 31, 2012, the Plan became effective and the Debtors emerged from bankruptcy on March 6, 2012 (the “Effective Date”) with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). Under the Board’s direction, a review of the Company’s operations was undertaken, which included an analysis of the Company’s approach to asset monetization decisions, influenced by the Company’s post-Effective Date ability to distribute cash to creditors. In general, the Company is pursuing the prompt monetization of assets for which fair values can be achieved in relatively liquid markets. In other situations, the Company is managing assets to create optimal future monetization opportunities. Concurrently, the Company continues to assess claims, determine which should be allowed, and contest those which the Company believes to be overstated, invalid or misclassified.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

2.	HIGHLIGHTS — Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The 2012+ Cash Flow Estimates and its accompanying notes, which were filed subsequent to the end of the quarter on July 25, 2012, reflect the Company’s current views on trends, events, material changes in market values or reserves, demands, commitments, and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as shown in the accompanying Balance Sheets. Except as noted herein or in the Notes to the Supplemental Schedules to the March 31, 2012 Balance Sheets or in the Notes accompanying the 2012+ Cash Flow Estimates, the Company does not note any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Aurora, a federal savings bank and an indirect wholly owned subsidiary of LBHI, has sold, as of June 30, 2012, substantially all of its assets and operations. The OTS, the OCC and the Federal Reserve Board on April 13, 2011, entered consent decrees (the “Consent Order”) with the fourteen largest mortgages servicers, including Aurora, that identified certain deficiencies in the residential mortgage servicing and foreclosure processes. On February 9, 2012, the Department of Justice, other federal regulators and 49 state attorneys general announced settlement agreements (to which Aurora was not a party) with respect to the resolution of claims regarding certain foreclosure practices (the “February 2012 Settlements”). The Company is subject to financial risks associated with (i) any settlement in connection with the requirement of the Consent Order of a review by an independent consultant, of Aurora’s foreclosure actions and proceedings, and (ii) any claims by various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties relating to Aurora’s foreclosure practices, or matters similar to those included in the February 2012 Settlements.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended March 31, 2012:

•

The Debtors’ emergence from bankruptcy on March 6, 2012, and the establishment of nine committees of the new Board to provide active oversight of the Company’s operations and asset management and monetization activities;

•	Realization of gross receipts of approximately $6 billion during the quarter, including:

¡	Asset management and monetization activities of approximately $3.5 billion including:

•

The receipt of $851 million from Neuberger Berman Group LLC for the redemption of the preferred equity held by the Company for $814 million, plus an additional $37 million for accrued preferred and other returns;

•	The sale of a 25% stake in reinsurance holding company Wilton Re for $390 million;

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

¡	The receipt of approximately $1.7 billion of distributions from Non-Controlled Affiliates through March 31, 2012;

¡	The release of $699 million of collateral from the JP Morgan Asset Management claim in connection with the CDA;

•

The exercise, in January 2012 (Docket No. 23620) and (subsequent to quarter end) in June 2012, of the Company’s ROFO with BofA and the affiliates of Barclays Bank PLC to purchase their remaining ownership interests, including governance and voting interests, in various entities affiliated with Archstone, a privately-held owner, operator, and developer of multifamily apartment properties, to achieve full ownership and control of Archstone by the Company.

¡

In January 2012, the Company acquired 26.5% of Archstone for total consideration of $1,320 million. The ROFO was exercised by LBHI and LCPI, through newly-formed special purpose wholly-owned entities, for $326 million and $994 million, respectively.

¡

In June 2012, the Company, through a special purpose entity owned by LCPI, acquired approximately 26.5% of Archstone for total consideration of $1,650 million (including certain fees) to enable the Company to effectively achieve full ownership. The Company determined that LCPI, as the principal common equity owner in Archstone (obtained through an intercompany repurchase transaction with Property Asset Management Inc. (a Debtor-Controlled Entity) initiated prior to LCPI’s bankruptcy), would be the acquirer.

¡	The Company is actively evaluating a variety of monetization opportunities for Archstone.

•

Continued progress on the settlement and resolution of disputed claims. Prior to the Bar Date and through March 31, 2012, approximately $1.3 trillion claims were filed, of which $842 billion of claims have been reduced and $303 billion of claims have been allowed; disputed claims at period end were $193 billion, of which $58 billion are estimated to be allowed.

For the period subsequent to March 31, 2012:

•

An initial distribution to creditors of $22.5 billion, including $14.2 billion of payments to third party creditors and $8.3 billion among the Debtors and Debtor-Controlled Entities. A second distribution is planned on or around September 30, 2012;

•	Realization of gross receipts of approximately $4.7 billion in the quarter ending June 30, 2012, including;

¡	Asset management and monetization activities of approximately $3.9 billion, including:

•

In May 2012, Lehman received approximately $764 million, related to the sale of a portfolio of multi-family apartments, along with certain joint venture interests in LCOR Inc., a real estate operating and development company, to a joint venture owned by affiliates of LCOR Inc. and the California State Teachers’ Retirement System (CalSTRS). Lehman’s proceeds also include the release of cash to the Company from various operating properties and are net of the payoff of certain property level debt and transaction fees;

•	The receipt of $221 million from various derivative counterparties under the “Settlement Framework”;

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

•	The receipt of a dividend in May 2012 from Formula One. An announced IPO was postponed due to general equity market conditions;

¡	The release of $378 million (including interest) of collateral from BofA per an agreement negotiated in the context of the “Settlement Framework”;

¡	The receipt of $282 million in distributions from Non-Controlled Affiliates;

¡

The closure of multiple transactions with unaffiliated third parties providing for the sale, as of June 30, 2012, of substantially all of Aurora’s assets and the assumption of substantially all of Aurora’s insured liabilities;

•	Total payments of $433 million to Non-Controlled Affiliates from Non-Debtor Entities in connection with pre-September 15, 2008 intercompany obligations.

Other Activities:

•	Non-Controlled Affiliates:

¡	LBHI reached an agreement in principle with LBI that would resolve all claims among the respective entities, subject to documentation and various approvals;

¡	Lehman Brothers Finance S.A. (LBF) settlement talks continue to progress;

•	Claims:

¡

A mediation is scheduled with trustees for Residential Mortgage Backed Securities (“RMBS”) securitizations. Freddie Mac and Fannie Mae discussions are progressing. Other miscellaneous RMBS claims are in various stages of resolution;

¡	Progress on Prime Brokerage claims and guarantees continues to track resolutions of LBIE and LBI customer claims;

•	Tax matters:

¡

The receipt of final IRS rulings validating (i) an extended liquidation, (ii) the general timing of cancellation of debt upon completion of a Debtor’s liquidation, and (iii) the absence of an ownership change under IRC Sec. 382 protection, pursuant to the Plan;

¡	The settlement of many open IRS claim matters and continued progress through audit, mediation and litigation. The Company has also made significant progress in resolving the New York City tax claim;

•	Other:

¡

Continued litigation with JP Morgan Chase Bank., N.A. and Citigroup Inc. to reduce their claim amounts and recover collateral related to certain pre-bankruptcy clearing activities. See Litigation Update Section 6 for further discussion;

¡	The launch of a Company-wide expense reduction initiative;

¡	The completion of a Company-wide review of personnel and third party professional service providers;

¡	The onboarding of critical additional talent, including key senior hires in the loans, real estate and corporate teams.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

3.	INVESTMENTS AND EXPENDITURES — Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between January 1, 2012 and March 31, 2012 to preserve existing assets (in each case, a single transaction or series of related transactions on a cumulative basis in excess of $25 million).

($ millions)
Archstone — Real Estate (1)	$1,320

SPV Derivative Note Purchases — Derivatives	42

Revolving Credit Funding to Borrower — Loans	27

Total Investments and Expenditures	$1,389

Notes:

1.	Reflects disbursement of $1,320 million, net of closing fees for the purchase of an approximately 26.5% additional stake in Archstone (funded by $326 million from LBHI and $994 million from LCPI).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements, and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2012+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations.”

($ millions)	Actual Principal Collected (2) (3)	2012+ Cash Flow Estimates (4)	12/31/2011 Balance Sheets Value (5)	Realized Gain /(Loss) Relative to 2012+ Cash Flow Estimate (6)	Realized Gain /(Loss) Relative to 12/31/11 Balance Sheets Value (7)
Loans and Securitizations
Apollo FD 2008-2 (Financing Note)	$69	$69	$69	$-	$-
Verano Senior Notes (8)	49	49	49	-	-
Spruce Mezzanine Notes (8)	19	19	19	-	-

Total Loans and Securitizations (9)	$137	$137	$137	$-	$-

Private Equity / Principal Investments
Neuberger Berman Preferred	$834	$834	$814	$-	$20
Wilton Re - Equity	390	390	390	-	-
Direct Investment A (10)	106	106	100	-	6
Kingfisher - Class A Notes	93	93	93	-	-
GP and LP Stakes in PE and Hedge Funds	132	132	132	-	-

Total Private Equity / Principal Investments	$1,555	$1,555	$1,529	$-	$26

Derivatives (10)
Deal A	$221	$221	$221	$-	$-
Deal B	79	79	76	-	3
Deal C	67	67	66	-	1
Deal D	63	63	61	-	2

Total Derivatives	$430	$430	$424	$-	$6

Total Significant Monetizations	$2,122	$2,122	$2,090	$-	$32

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

2.	There were no collections or restructurings on Real Estate positions over $75 million during the quarter.

3.	Partial monetizations below $5 million are not reflected above.

4.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2012+ Cash Flow Estimates for the asset.

5.	Represents the recorded value reported on the prior period balance sheet (as of 12/31/11) for the asset.

6.	Represents the realized gain/(loss) relative to the 2012+ Cash Flow Estimates amount for the asset. Such cash flow estimates were compiled subsequent to the end of the quarter and generally align with the actual collections.

7.	Represents the realized gain/(loss) relative to the recorded value reported on the December 31, 2011 Balance Sheets for the asset.

8.	Primarily represents the release of cash held by the trustee as of December 31, 2011.

9.	Within Corporate Loans, there are 3 significant positions, which are undergoing a restructuring. In aggregate, these assets have a total funded amount of $606 million. The terms of these restructurings have yet to be finalized, accordingly the details are subject to confidentiality.

10.	Any monetizations are anonymous due to confidentiality requirements.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

5.	CLAIMS UPDATE — Section 15.6(b)(ii)(D)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process.

($ billions)

Claim Category	Filed Claims	Claim Reductions	Remaining Claims	Projected Claim Adjustments	Estimated Claims as of 3/31/12
Direct Claims:
Debt	$189	$(89)	$100	$(0)	$100
Derivatives	89	(55)	34	(8)	26
Other (Note 1)	174	(74)	100	(76)	24

Total Direct Claims	452	(218)	234	(84)	150

Affiliate Claims Direct	279	(169)	110	(2)	108

Affiliate Guarantee Claims	332	(302)	30	(18)	12

Third Party Guarantee Claims	275	(153)	122	(34)	88

Total Liabilities Subject to Compromise	1,338	(842)	496	(138)	358

Taxes Payable (Note 1)	-	-	-	1	1

Secured Claims Payable to Third parties	-	-	-	2	2

Total Claim Liability	$1,338	$(842)	$496	$(135)	$361

Allowed Claims as of March 31, 2012			$303	$-	$303
Active Claims to be resolved			193	(135)	58

Total Claim Liability			$496	$(135)	$361

(1)	The Filed Claims and Claim Reductions associated with Tax Claims included in Other Direct Claims are reclassed as shown.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended March 31, 2012, providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors.

($ millions)

Debtor	Claim Number	Original Creditor	Claim Category	Filed Amount	Allowed Amount
LBSF	66653	HARBINGER CAPITAL	Derivatives Direct	$ 272	$264
LBSF	17198	NOMURA INTERNATIONAL	Derivatives Direct	722	250
LBHI	68032	MIZUHO CORPORATE BANK, LTD.	Debt	336	330
LBHI	67830	U.S. BANK NATIONAL ASSOCIATION	Debt	476	476
LBHI	67831	U.S. BANK NATIONAL ASSOCIATION	Debt	1,017	1,017
LBHI	67346	BNP PARIBAS	Debt	251	251
LBHI	66655	HARBINGER CAPITAL	Derivative Guarantees	267	264
LBHI	17199	NOMURA INTERNATIONAL	Derivative Guarantees	722	250

Notes:

1.	Some of the above claims were partially allowed prior to January 2012.

2.	For certain claims listed, unliquidated components accompanied the Filed Amount and are additive to the level of claim which was subject to the resolution process.

3.	A Filed Amount may reflect adjustments recorded in an amended claim in connection with the resolution process.

4.	A Filed Amount may exclude disputed portions of a composite claim which (as of March 31, 2012) continues to be subject to resolution (e.g. derivative claim sub-part).

5.	A Filed Amount may include a portion of a composite claim which was expunged.

6.	The Debtors reached agreement with Harbinger Capital as to the settlement amount in 2010, but the claims were only classified as allowed by EPIQ during the first quarter of 2012.

7.	Lehman Program Securities Guarantee Claims allowed in accordance with procedures filed with the bankruptcy court are not reflected herein.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

6.	LITIGATION UPDATE — Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third-parties that are pending, including the damages sought by the Company.

LBHI v. JPMorgan Chase Bank, N.A.

Prior to LBHI’s bankruptcy filing, JPMorgan Chase Bank., N.A. (“JPMorgan”) served as Lehman’s primary bank and provided clearing services to Lehman’s primary broker/dealer, LBI, pursuant to a clearance agreement, whereby JPMorgan executed trades and transactions with third parties on behalf of Lehman. Beginning in August 2008, JPMorgan required LBHI to execute a series of agreements pursuant to which LBHI purportedly became the guarantor, ultimately, of the obligations of all Lehman entities to JPMorgan and all of its affiliates. Up through September 12, 2008, in connection with these guaranties, LBHI pledged $8.6 billion of cash and cash equivalents and billions of dollars of securities as collateral to JPMorgan.

On May 26, 2010, LBHI and the Creditors’ Committee (the “Plaintiffs”) commenced an adversary proceeding in the Bankruptcy Court against JPMorgan, captioned Lehman Brothers Holdings Inc. v. JPMorgan Chase Bank, N.A. In the case, LBHI seeks a judgment that it is entitled to void the above-described agreements that it entered into with JPMorgan in the weeks prior to LBHI’s bankruptcy filing on the grounds that those agreements were fraudulent conveyances and/or unenforceable under state law. The Plaintiffs also seek to recover $8.6 billion of cash and cash equivalents, as well as the billions of dollars of securities transferred to JPMorgan, and all other damages occasioned by JPMorgan’s wrongful conduct under various bankruptcy and state law theories. The Plaintiffs filed their First Amended Complaint on September 15, 2010.

On February 17, 2011, JPMorgan filed amended counterclaims, asserting that JPMorgan was fraudulently induced to provide certain loans to LBI in the week following LBHI’s bankruptcy filing, and claiming as damages the value of any collateral JPMorgan is ordered to return to Plaintiffs pursuant to Plaintiffs’ claims in the First Amended Complaint. LBHI’s motion to dismiss JPMorgan’s amended counterclaims was fully briefed by July 18, 2011, and the motion is currently pending.

On April 19, 2012, the Bankruptcy Court issued a decision on JPMorgan’s motion to dismiss ruling that the Safe Harbor provisions of the Bankruptcy Code required dismissal of LBHI’s claims based upon constructive fraudulent conveyance and preference, but denying JPMorgan’s motion in all other respects. LBHI will continue to prosecute all of its state law claims and its actual fraudulent conveyance claim, among others.

Citigroup Litigation

On February 8, 2012, LBHI, LBCC, LBSF, Lehman Brothers Commodity Services, and the Creditors’ Committee (collectively, “Plaintiffs”) filed a Complaint and Claims Objection in the Bankruptcy court against Citibank, N.A. (“Citibank”), Citigroup Global Markets Ltd., Citigroup Financial Products Inc., Citigroup Energy Inc. and Citi Canyon Ltd. (collectively, “Defendants”), captioned Lehman Brothers Holdings Inc. et al. v. Citibank, N.A., et al.

In the adversary proceeding, Plaintiffs assert a variety of causes of action under the Bankruptcy Code and state law that seek to: (i) recover $2 billion LBHI transferred to Citibank on June 13, 2008 pursuant to a Citibank request for “comfort” with respect to Citibank’s provision of clearing and settlement services principally to LBI, against which Citibank now claims a general right of setoff for any LBHI obligations, including $1.7 billion of purported obligations under derivatives contracts; (ii) recover $500 million transferred by LBHI to an LBI account at Citibank hours before the LBHI bankruptcy filing, against which Citibank exercised a setoff for LBI obligations; (iii) invalidate a guaranty entered into between Citibank and LBHI on September 9, 2008, that purported to expand the scope of obligations covered by a pre-existing LBHI guaranty to, inter alia, include clearance and settlement obligations of LBI; and (iv) recover approximately $200 million owed by Citibank to

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

LBCC under the parties’ clearance agreement. Finally, Plaintiffs seek to reduce or disallow a variety of Defendants’ claims asserted against the named Lehman estates, most notably approximately $1.9 billion of claims arising under derivatives contracts, and to recover hundreds of millions of dollars owed by Defendants to Plaintiffs under such contracts.

On May 8, 2012, Defendants filed an Answer and Response to Plaintiffs’ Complaint and Claims Objection. Discovery is proceeding.

Ballyrock Litigation

On February 3, 2009, LBSF filed a complaint in the Bankruptcy Court against Ballyrock ABS CDO 2007-1 Limited (“Ballyrock”) and Wells Fargo Bank, N.A. (the “Trustee”) arising out of a derivative transaction between Ballyrock and LBSF. LBSF sought (i) a declaration that the proposed distribution of certain collateral proceeds was improper, (ii) a declaration that the termination of the derivative transaction by Ballyrock was improper, and (iii) an injunction preventing the Trustee from taking any action to disburse any additional funds to any party other than LBSF. On February 5, 2009, the Trustee filed an answer and interpleader contending that it did not know whether to pay the money to LBSF or noteholders of Ballyrock. On April 20, 2009, the Bankruptcy Court ordered, among other things, the Trustee (i) to maintain and preserve the status quo of the disputed funds pending its determination of the Trustee’s application for the issuance of an interpleader order, and (ii) to give notice of the interpleader action. On June 3, 2009, four noteholders in Ballyrock — Barclays Bank, PLC, Long Island International Limited, Long Hill 2006-1 Ltd., and BlackRock Mortgage Investors Master Fund, L.P. (the “Noteholders”) — appeared in the interpleader claiming ownership of the funds. On June 3, 2009, the Bankruptcy Court issued an Order Granting the Interpleader to Wells Fargo Bank, N.A. for Disputed Funds.

The Noteholders then moved to dismiss LBSF’s complaint. On May 12, 2011, the Bankruptcy Court issued a decision denying the motion to dismiss the complaint holding that the principal contractual provision at issue appeared to function as an unenforceable ipso facto clause that deprives LBSF of its “in-the-money” position as a direct consequence of LBHI’s bankruptcy filing, but that a final decision on the issue would have to await discovery.

Thereafter, on July 19, 2011, LBSF filed an amended complaint against Ballyrock, the Trustee, and the Noteholders adding claims to recover $189 million that was distributed by the Trustee prior to the filing of the complaint. On August 2, 2011, Ballyrock and the Noteholders filed a motion for leave to appeal the Bankruptcy Court’s opinion on the motion to dismiss to the District Court. On November 3, 2011, the District Court issued an order denying the motion for interlocutory appeal. Pursuant to a scheduling order issued by the Bankruptcy Court, the parties are now engaged in discovery.

SPV Avoidance Actions

On September 14, 2010, LBSF and LBFP filed ten separate, but substantially similar actions in the Bankruptcy Court for the Southern District of New York against various trustees, special purpose vehicle issuers, and noteholders involved in over 180 derivatives transactions seeking a declaratory judgment that certain contractual provisions (i) violate the Bankruptcy Code’s prohibitions on ipso facto clauses; (ii) violate the automatic stay; and (iii) even if enforceable, their implementation results in preferential transfers, constructively fraudulent transfers, or unauthorized postpetition transfers avoidable under the Bankruptcy Code. Simultaneous with filing these actions, the Debtors filed a motion seeking an order staying all activity in the actions so that the Debtors and their counterparties could, among other things, avoid the costs and burdens of litigation while they attempt to resolve consensually outstanding disputes through the alternative dispute resolution procedures created by the Bankruptcy Court. On October 20, 2010, the Bankruptcy Court entered an order staying all

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

activity in the actions. The Bankruptcy Court has granted the Debtors’ motions to extend the stay until January 20, 2013.

Federal Tax Litigation

In 2010, LBHI filed an action against the United States of America in U.S. District Court for $180 million refund of taxes paid related to certain 1990-2000 stock loan activities which were part of the Company’s customer and proprietary equity business. This activity was conducted through related transactions between LBI and LBIE with resultant recorded tax benefits. This litigation also includes additional tax liabilities for 2001 to 2004 as it relates to the Company’s dispute over IRS audit adjustments for LBI and LBIE stock loan transactions. The litigants are currently in the discovery phase.

Turnberry Litigation

On February 27, 2009, Turnberry/Central Sub, LLC, Turnberry/Centra Office Sub, LLC., Turnberry Retail Holding, L.P., Jacquelyn Soffer and Jeffrey Soffer (collectively, “Plaintiffs”) filed an adversary proceeding against LBHI and Lehman Brothers Bank, FSB (“LBB”; collectively referred to as “Lehman” or “Defendants”) in the Bankruptcy Court, based on Lehman’s alleged wrongdoing in connection with financing for the Town Square project in Las Vegas, Nevada. In the original complaint and amended complaint filed thereafter, Plaintiffs allege that Lehman committed breaches of contract and other wrongdoing by failing to honor draw requests under an interim financing agreement dated July 25, 2007 between LBHI and the Soffers following LBHI’s chapter 11 filing and by failing to provide permanent financing for the Town Square project as promised. On November 17, 2011, Plaintiffs filed an amended complaint adding claims based on Lehman’s alleged misrepresentations concerning its financial condition. Defendants filed an answer and counterclaims to the original complaint, denying the claims and seeking recovery against the Soffers as the borrowers under the interim financing agreement under which the Soffers owe approximately $87.5 million. Defendants filed a motion to dismiss the amended complaint on January 13, 2012. At the hearing on the motion to dismiss held on February 15, 2012, the Bankruptcy Court indicated that it would likely dismiss the fraud-based claims added in the amended complaint. The Court has also continued to urge the parties to mediate and reach a settlement.

Fontainebleau Litigation

On February 11, 2010, LBHI, as lender and as agent for other lenders, filed adversary proceedings against Jeffrey Soffer and Fontainebleau Resorts, LLC (collectively, “Defendants”) in the Bankruptcy Court, seeking to recover against Defendants as guarantors for amounts owed under senior and mezzanine financing agreements for the retail portion of the Fontainebleau project in Las Vegas, Nevada. LBHI and other lenders agreed to provide senior financing in an aggregate original amount of $315 million and LBHI agreed to provide mezzanine financing in an original aggregate amount of $85 million pursuant to agreements dated June 6, 2007. The outstanding amounts owed LBHI under the senior loan and the mezzanine loans are approximately $168 million and $129 million, respectively. The retail borrower for the Fontainebleau project filed a Chapter 11 petition on November 25, 2009 after the resort borrower filed a Chapter 11 petition in June 2009. Defendants have filed amended counterclaims against LBHI based on alleged misrepresentations regarding LBHI’s financial condition and the failure to honor permanent financing commitments made in connection with the Turnberry project. LBHI filed a motion to dismiss the fraud-based amended counterclaims, which are substantially similar to the fraud-based claims asserted in the Turnberry litigation, on January 13, 2012. At the hearing on the motion to dismiss held on February 15, 2012, the Bankruptcy Court indicated that it would likely dismiss the fraud-based amended counterclaims asserted by Defendants. The Court has also continued to urge the parties to mediate and reach a settlement.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

Michigan State Housing Development Authority Litigation

On November 16, 2009, Michigan State Housing Development Authority (“MSHDA”) filed an adversary proceeding against LBDP, LBSF, and LBHI (collectively, “Lehman”) in the Bankruptcy Court seeking the return of $2,390,915.82, which MSHDA claims was mistakenly wired to LBDP on December 1, 2008 for payment in connection with a derivatives transaction that had been transferred from LBDP to LBSF on September 16, 2008 following the filing of LBHI’s Chapter 11 petition. On January 13, 2010, Lehman answered the complaint, and LBSF asserted counterclaims against MSHDA seeking additional amounts owed by MSHDA in connection with the termination of the derivatives transaction following the filing of LBSF’s Chapter 11 petition. LBSF filed amended counterclaims on January 18, 2011 challenging MSHDA’s method of calculating the payment owed to LBSF upon termination of the derivatives transaction as violating the ipso facto clause. Specifically, LBSF contends that when MSHDA agreed to assign the derivatives transaction from LBDP to LBSF, the assignment agreement entered into between the parties altered, to LBSF’s disadvantage, the amount that would be due to LBSF from MSHDA in the event of a termination of the derivatives transaction occurring following a bankruptcy filing by LBSF. LBSF seeks $23,054,593, plus applicable interest, from MSHDA, which it contends is the amount due under the appropriate calculation method.

At a conference held on March 21, 2012, the Bankruptcy Court granted the parties leave to file cross-motions for summary judgment on certain legal issues. Both parties have filed such motions.

Republic of Italy

On September 26, 2009, LBDP filed an action in the Civil Court of Rome against the Republic of Italy (the “Republic”) to recover amounts owed in connection with the termination of derivatives contracts entered into with the Republic in May 2005. LBDP contends that it validly sent notice to the Republic on September 16, 2008 confirming termination of the derivatives contracts as of an effective date of September 23, 2008. LBDP claims the Republic owes it $21,913,827.90, plus applicable interest, (in addition to the $15,725,231.31 it already paid) in connection with the termination of the contracts. The Republic disputes the effective date of termination as alleged by LBDP, contending that the contracts were not validly terminated until November 4, 2008 because of technical defects with LBDP’s notice, and that it does not owe LBDP any amount in addition to what it has already paid. By decision of March 16, 2012, the Civil Court of Rome rejected LBDP’s argument regarding the effectiveness of the termination date it designated, ruling that LBDP failed to follow the express provisions of the parties’ contract. LBDP appealed the decision on April 16, 2012.

LMA Avoidance Actions Litigation

On October 5, 2010, LCPI filed four substantially similar adversary proceedings in the Bankruptcy Court against the following defendants: (1) Bluebay Asset Management PLC et al.; (2) Adagio III CLO PLC and AXA Investment Managers Paris S.A.; (3) Confluent V Ltd. and AXA Investment Managers Paris S.A.; and (4) Matignon Derivatives Loans and AXA Investment Managers Paris S.A. On March 25, 2011, LCPI filed its fifth adversary proceeding against Sark Master Fund Ltd in the Bankruptcy Court. In the five adversary proceedings, LCPI is seeking to avoid certain loan elevations made during the ninety days prior to LCPI’s bankruptcy filing (October 5, 2008) and immediately after LCPI’s bankruptcy filing — as either preferential, or invalid post-petition transfers under sections 547 and 549 of the Bankruptcy Code, respectively. On September 15, 2011, the Bankruptcy Court granted the Creditors Committee authorization to assume the prosecution of the adversary proceedings on behalf of LCPI. The five adversary proceedings are currently subject to a litigation stay, which expires on January 20, 2013.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

7.	COSTS AND EXPENSES — Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. Payments of certain amounts for services rendered prior to the Effective Date have been withheld pending approval of the Bankruptcy Court. The cash disbursements for the Company’s material costs and expenses paid during the quarter ended March 31, 2012, were:

($ millions)
Professional Fees (1)	$73
Compensation and Benefits (2)	135
Outsourced Services & IT Activities	23
Other Operating Disbursements	10

Total Costs and Expenses	$241

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

2.	Compensation and Benefits include amounts paid to employees for bonuses for 2011, as well as amounts paid to Alvarez & Marsal as interim management.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended March 31, 2012

APPENDIX A            GLOSSARY OF TERMS

TERM	DEFINITION
2012+ Cash Flow Estimates	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 25, 2012
Archstone	Archstone Enterprise LP
Aurora	Aurora Bank FSB f/k/a Lehman Brothers Bank, FSB
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
BofA	Bank of America, N.A. and affiliates
Bar Date	Deadline for Filing Proofs of Claim
CDA	Collateral Disposition Agreement
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
Estimate Period	The period from January 1, 2012, through the projected end of Company activities
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
Non-Controlled Affiliates	Entities being managed by another Administrator
MD&A	Management’s Discussion & Analysis
OCC	Office of the Comptroller of the Currency, the successor regulator to the OTS
OTS	Office of Thrift Supervision
Plan	The Third Amended Joint Chapter 11 Plan, filed August 31, 2011 and confirmed December 6, 2011
ROFO	Right of first offer
Settlement Framework	A settlement approach with the intent of creating a standardized and uniform approach to settling unresolved Derivative Claims and Derivative Guarantee Claims.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

January 1, 2012 - March 31, 2012

(Unaudited)	As of March 31, 2012					(Activity 01/01/12 - 03/31/12)

$ in millions	Encumbered (2)	Unencumbered		As Reported December 31, 2011 Total		Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (5)	Cash (4)
			Total		Change			(Receipts)	Disbursements
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$291	$553	$844	$802	$42	$61	$2	$(26)	$5
Lehman Commercial Paper Inc.	1,629	2,226	3,855	3,761	94	(327)	480	(145)	86
PAMI Statler Arms LLC	-	9	9	9	(0)	-	-	-	-
Lux Residential Properties Loan Finance S.a.r.l	-	589	589	351	238	-	238	-	-
LB Rose Ranch LLC	-	5	5	5	0	-	-	-	-

Subtotal Debtors	1,920	3,382	5,302	4,927	374	(266)	720	(171)	92

Debtor-Controlled	151	4,127	4,278	2,807	1,471	(49)	295	(163)	1,388

Total Commercial Real Estate	2,070	7,509	9,580	7,734	1,845	(315)	1,015	(334)	1,480

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	175	294	470	323	147	218	10	(80)	-
Lehman Brothers Special Financing Inc.	-	13	13	13	-	-	-	-	-
Lehman Commercial Paper Inc.	-	1,779	1,779	2,049	(270)	26	107	(495)	91

Subtotal Debtors	175	2,086	2,261	2,385	(124)	244	116	(575)	91

Debtor-Controlled	0	244	244	218	26	42	37	(55)	2

Total Loans and Residential Real Estate	176	2,330	2,505	2,603	(98)	286	154	(630)	93

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	-	532	532	1,214	(682)	-	8	(691)	0
Lehman Commercial Paper Inc.	-	525	525	650	(125)	2	9	(135)	-

Subtotal Debtors	-	1,057	1,057	1,864	(807)	2	17	(826)	0

Debtor-Controlled	325	3,455	3,780	4,467	(687)	4	257	(956)	7

Total Private Equity / Principal Investments	325	4,512	4,837	6,332	(1,494)	6	274	(1,782)	8

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	41	2,337	2,378	2,704	(326)	363	(56)	(707)	74
Lehman Brothers Commodity Services Inc.	-	78	78	67	11	-	37	(26)	-
Lehman Brothers OTC Derivatives Inc.	-	104	104	108	(4)	-	(4)	-	-
Lehman Brothers Commercial Corp.	-	181	181	176	5	-	32	(26)	-
Lehman Commercial Paper Inc.	-	9	9	40	(31)	-	1	(32)	-
Other Debtors	-	63	63	100	(37)	-	(1)	(37)	-

Subtotal Debtors	41	2,772	2,813	3,195	(382)	363	9	(828)	74

Debtor-Controlled	-	32	32	402	(370)	(363)	(7)	-	-

Total Derivative Receivables and Related Assets	41	2,804	2,845	3,597	(752)	-	2	(828)	74

Totals	$2,612	$17,155	$19,767	$20,265	$(499)	$(22)	$1,444	$(3,574)	$1,654

Notes:

All values that are exactly zero are shown as “–”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the December 31, 2011 and March 31, 2012 Balance Sheets. This schedule excludes any assets that have been, for presentation purposes, netted against any financings.

(2)	Encumbered assets include: (i) Intercompany-Only Repurchase transactions for $199 million and Other for $325 million, all encumbered to LCPI; (ii) Fenway for $154 million encumbered to LBHI; (iii) LCPI assets for $1,602 million and LBHI assets for $291 million encumbered to SASCO; and (iv) $41 million encumbered to collateralized lenders.

(3)	Primarily includes: (i) transfer for presentation purposes only of $286mm of Residential Real Estate assets from Commercial Real Estate to Loans; (ii) transfer of certain real estate positions encumbered to SASCO for $291mm from LCPI to LBHI; (iii) transfer of positions out of Real Estate for $29mm related to a wholly-owned Debtor-Controlled entity that was transferred to a Non-Controlled Affiliate; and (iv) reclassification for presentation purposes only of $363mm of Derivative Receivables and Related Assets from a Debtor-Controlled entity to its parent company.

(4)	Cash receipts include $198mm in Loans related to unsettled sales that are recorded as account receivables in “Secured Receivables from Controlled Affiliates and other assets” on the Balance Sheets. Cash disbursements include $1.3 billion in Real Estate for the purchase of an additional 26.5% ownership of Archstone. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

(5)	The commercial real estate portfolio was valued as of December 31, 2011 adjusted for cash activity from January 1, 2012 to March 31, 2012 except for Archstone position that was marked up due to a change in estimated recoveries as of March 31, 2012. Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type

As of March 31, 2012

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc.	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities(2)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances(5)

Commercial Real Estate
North America
Whole loans
Senior	$405	$186	$-	$591	$46	$18	$58	$454	$1,167	$3,220
B-notes/Mezzanine	150	381	-	531	-	-	-	108	639	1,367
Corporate Loans	-	639	-	639	-	-	-	106	745	882
Equity	43	446	589	1,077	2	347	202	3,178	4,806	8,924
Real Estate Owned	28	175	14	218	-	213	383	653	1,466	3,694
Other	22	12	-	34	-	7	-	15	56	257

Subtotal	648	1,838	602	3,089	48	585	643	4,514	8,879	18,345
Europe
Whole loans
Senior	-	68	-	68	-	-	-	-	68	100
B-notes/Mezzanine	-	237	-	237	-	-	-	-	237	300
Equity	11	48	-	59	-	-	-	180	239	661

Subtotal	11	352	-	364	-	-	-	180	544	1,061
Asia
Whole loans
Senior	-	-	-	-	-	-	-	11	11	51
Equity	-	-	-	-	-	-	-	40	40	68
Other	-	-	-	-	-	-	-	0	0	6

Subtotal	-	-	-	-	-	-	-	51	51	124

Securitization Instruments(3)	48	58	-	106	-	-	-	-	106	126

Total Commercial Real Estate (1)	$707	$2,249	$602	$3,559	$48	$585	$643	$4,745	$9,580	$19,656

Assets held for the benefit of: (4)
SASCO	291	1,602	-	1,894	-	-	-	(1,894)	-
LBHI relating to Fennway	(154)	26	-	(128)	128	-	-	-	-
LCPI relating to Intercompany-only Repos	-	(23)	-	(23)	23	-	-	-	-

	$137	$1,606	$-	$1,743	$151	$-	$-	$(1,894)	$-

Total per Balance Sheets	$844	$3,855	$602	$5,302	$199	$585	$643	$2,852	$9,580	$19,656

Notes:

(1)

The amounts included in Commercial Real Estate reflects by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Primarily includes SASCO of $2.3 billion and the Archstone acquisition entities that hold the January 2012 purchase of 26.5% ownership interest.

(3)

These financial instruments include Senior Notes, Mezzanines Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce). Refer to the Notes to the Balance Sheet for further discussion.

(4)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

(5)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total amount funded net of distributions deemed return of capital; (iii) for REO, the value as determined above for loans or equity as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; and (iv) value for assets that have been recorded at de minimis fair value amount.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region(1)

As of March 31, 2012

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$139	$52	$-	$191
Hotel	370	-	-	370
Multi-family	213	-	-	213
Retail	-	10	11	22
Condominium	47	5	-	52
Land	390	-	-	390
Other	6	-	-	6

Total Senior Whole Loans by Type	1,167	68	11	1,245

B-Note/Mezz Whole Loans
Office	454	200	-	654
Hotel	14	34	-	49
Multi-family	25	2	-	27
Industrial	116	-	-	116
Retail	12	-	-	12
Condominium	17	-	-	17
Land	2	-	-	2

Total B-Notes/Mezz Whole Loans by Type	639	237	-	876

Corporate Loans
Office	206	-	-	206
Multi-family	212	-	-	212
Other	327	-	-	327

Total Corporate Loans by Type	745	-	-	745

Equity
Office	187	116	-	303
Industrial	86	0	-	87
Hotel	52	40	14	106
Multi-family	4,213	8	19	4,239
Retail	2	-	2	4
Mixed-use	-	63	-	63
Condominium	20	-	-	20
Land	101	11	1	114
Other	145	-	4	149

Total Equity by Type	4,806	239	40	5,085

Real Estate Owned
Office	112	-	-	112
Industrial	3	-	-	3
Hotel	443	-	-	443
Multi-family	541	-	-	541
Condominium	103	-	-	103
Land	244	-	-	244
Other	21	-	-	21

Total Real Estate Owned by Type	1,466	-	-	1,466

Other	56	-	0	56

Securitization Instruments	106	-	-	106

Total Commercial Real Estate	$8,985	$544	$51	$9,580

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of March 31, 2012

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)

2012	$-	$-	$305	$27	$332
2013	-	23	377	-	399
2014	-	-	342	133	475
2015 and over (5)	13	-	1,240	34	1,287

Subtotal Loans	13	23	2,264	194	2,493

Securitization Instruments (4)	251	-	255	-	506

Total Loans	$264	$23	$2,519	$194	$2,999

	Fair Value (3)

2012	$-	$-	$275	$27	$302
2013	-	13	329	-	341
2014	-	-	257	130	386
2015 and over (5)	9	-	810	25	843

Subtotal Loans	9	13	1,670	181	1,873

Securitization Instruments (4)	251	-	88	-	339

Residential Real Estate (6) (7)	210	-	21	63	293

Total Loans and Real Estate	$470	$13	$1,779	$244	$2,505

Notes:

(1)

This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on the loans by stated maturity dates.

(3)	Fair value balances as of March 31, 2012 include discount amounts on unfunded commitments.

(4)	These financial instruments include Senior Notes, Mezzanines Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce).

(5)	The balance also includes trade claims and equity positions. Equity and trade claims are represented at fair value under notional and fair value.

(6)	LBHI inventory balance includes approximately $175mm of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI.

(7)

Cost and unpaid principal balances for Residential Real Estate assets totaled $1,753mm as of March 31, 2012. Cost information primarily represents: (i) for whole loans and warehouse lines, the remaining outstanding principal balance; (ii) for REO, the value as determined above for loans as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; and (iii) for mortgage backed securities, the face amount of bonds. Cost information for mortgage backed securities with no fair market value, legal claims and mortgage servicing rights was not included.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of March 31, 2012

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments (3)	GP/LP Investments (4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$14	$145	$285	$88	$532	$-	$532
Lehman Commercial Paper Inc.	-	470	-	380	850	(325)	525

Total Debtors	14	615	285	469	1,382	(325)	1,057

Debtor-Controlled:
LB I Group Inc. (2)	350	905	905	-	2,161	325	2,486
Other Debtor-Controlled	334	275	685	-	1,294	-	1,294

Total Debtor-Controlled	685	1,180	1,590	-	3,455	325	3,780

Total	$698	$1,795	$1,875	$469	$4,837	$-	$4,837

By Product Type
Private Equity /Leveraged Buy Outs (“LBOs”)	$193	$1,458	$585	$-	$2,236
Venture Capital	45	21	19	-	85
Fixed Income	104	268	157	-	530
Real Estate Funds	273	-	1	-	274
Hedge Funds	-	-	1,084	-	1,084
Securitization Instruments	-	-	-	469	469
Other(5)	83	47	29	-	159

Total	$698	$1,795	$1,875	$469	$4,837

Investments at cost(8)	$1,149	$2,586	$2,143	$-	$5,878
Unpaid Principal Balances(9)	$48	$429	$-	$748	$1,225

Notes:

(1)

The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	Direct Investments (Private Equity / LBOs) includes $287 million recorded for common equity interests in Neuberger Berman, reflecting the fair value recorded as of December 31, 2011.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI that holds the economic interest.

(7)	The balance includes the Kingfisher Note which consists of collateral and an estimated recovery of a claim filed against a Non-Controlled Affiliate.

(8)

Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amount; and (v) for Neuberger Berman, the restructured value of the common equity at April 30, 2009.

(9)	Represents the remaining outstanding principal balance on corporate loans and excludes cost information relating to fixed income funds which are included in Investments at cost.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of March 31, 2012

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net

Open ($)	$525	$-	$0	$-	$-	$27	$-	$-	$552
Terminated / Matured ($)	1,460	78	13	181	0	6	5	-	1,742

Total	1,984	78	13	181	-	33	5	-	2,294
Other Derivative Related Assets (2)	394	1	91	-	9	-	-	25	519

Total Derivatives and Related Assets	$2,378	$78	$104	$181	$9	$33	$5	$25	$2,813

# of Counterparty contracts
Open	210	-	4	-	-	2	-	-	216
Termed / Matured	390	36	17	89	12	32	8	-	584

Total	600	36	21	89	12	34	8	-	800

SPV Receivables (5)	$1,304	$-	$-	$-	$-	$4	$5	$-	$1,313

Liabilities - Payables

Agreed (3)	$(16,815)	$(1,139)	$(412)	$(186)	$(39)	$(57)	$(62)	$-	$(18,710)
Pending Resolution (4)	(6,995)	(299)	(81)	(315)	-	(0)	(17)	-	(7,706)

Total	$(23,810)	$(1,437)	$(493)	$(500)	$(39)	$(58)	$(79)	$-	$(26,416)

# of Counterparty contracts	1,801	187	118	132	1	11	40	-	2,290

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)

Amounts primarily include notes in various corporations and special purpose vehicles, equity positions, shares of hedge funds, loans, notes issued by a Debtor and a Non-Controlled Affiliate, and physical commodity positions.

(3)

Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of March 31, 2012; and (ii) claims that are recorded at values agreed to by the Company, but not classified as allowed in the claims register by Epiq as of March 31, 2012.

(4)	Pending resolution includes open, terminated and matured derivative transactions that are recorded at expected claim amounts estimated by the Company.

(5)

Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of May 31, 2012

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$10	$248	$-	$258	$10	$268

Loans (2)	-	124	-	124	-	124

Private Equity /Principal Investments
Private Equity Platform	-	-	-	-	293	293
Direct Investments	-	39	-	39	2	41
GP / LP Investments	10	-	-	10	133	143

Total	10	39	-	49	428	477

Total	$20	$411	$-	$431	$438	$869

Notes:

(1)

The schedule includes fully and partially unfunded commitments as of May 31, 2012, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.

(2)

Loans unfunded commitments excludes $12 million related to West Corp revolving loan. As of May 31, 2012, $12 million has been set aside in an escrow account to fund future borrowings and are currently controlled by the administrative agent.